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                                            Rule 424(b)(3)
                                            Registration Statement No. 333-62540
                                            CUSIP # 12560PCJ8

PRICING SUPPLEMENT NO. 3
Dated November 30, 2001 to
Prospectus, dated August 9, 2001 and
Prospectus Supplement, dated August 9, 2001.

                            TYCO CAPITAL CORPORATION*
                         MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note            ( ) Senior Subordinated Note

Principal Amount:  U.S. $220,000,000.

Proceeds to Corporation:  99.94077% or $219,869,694.00.

Agent Commission:  0.05923% or $130,306.00.

Issue Price:  $220,000,000.

Original Issue Date:  December 5, 2001.

Maturity Date: December 5, 2003, provided that if such day is not a Business
      Day, the payment of principal and interest may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

Interest Rate Basis:  LIBOR Telerate.

Index Maturity:   Three months.

Spread:  +20 basis points ( 0.20%).

Interest Rate Calculation: LIBOR Telerate determined on the Interest
     Determination Date plus the Spread.

Initial Interest Rate: LIBOR Telerate determined two London Business Days prior to the Original Issue Date plus the Spread.

Specified Currency:  U.S. Dollars.

It is expected that the Notes will be ready for delivery in book-entry form on or about December 5, 2001.

LEHMAN BROTHERS                                                         JPMORGAN



--------
* Effective September 28, 2001, The CIT Group, Inc., a Nevada corporation, changed its name to Tyco Capital Corporation, as previously reported in a Form 8-K filed on October 1, 2001.

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Form:  Global Note.

Interest Reset Dates: Quarterly on March 5, 2002, June 5, 2002, September 5,
         2002, December 5, 2002, March 5, 2003, June 5, 2003 and September 5, 2003, commencing March 5, 2002, provided that if any Interest Reset Date would otherwise fall on a day that is not a Business Day, then the Interest Reset Date will be the first following day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

Interest Payment Dates: March 5, 2002, June 5, 2002, September 5, 2002, December
         5, 2002, March 5, 2003, June 5, 2003, September 5, 2003 and on December 5, 2003, commencing March 5, 2002, provided that if any such day is not a Business Day, the Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

Accrual of Interest: Accrued interest will be computed by adding the Interest Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The "Interest Factor" for any Note for each such day will be computed by multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

         Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

Interest Determination Date: Two London Business Days prior to each Interest
         Reset Date.

Calculation Date: The earlier of (i) the fifth Business Day after each Interest
         Determination Date, or (ii) the Business Day immediately preceding the applicable Interest Payment Date.

Maximum Interest Rate:  Maximum rate permitted by New York law.

Minimum Interest Rate:  0.0%.

Exchange Listing:  None

Other Provisions:

         "LIBOR Telerate" means the rate for deposits in U.S. dollars having the Index Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date.

         "Telerate Page 3750" means the display page designated as page 3750 on the Bridge Telerate, Inc. service (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates).


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         "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, which day is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

         "London Business Day" means any day on which deposits in U.S. dollars are transacted in the London interbank market.

         Trustee, Registrar, Authenticating and Paying Agent:
         Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago), under Indenture dated as of September 24, 1998 between the Trustee and The CIT Group, Inc., a Delaware corporation ("CIT Delaware"), as supplemented by the First Supplemental Indenture dated as of May 9, 2001 among CIT Delaware, the Trustee and Bank One NA, London Branch, as London Paying Agent and London Calculation Agent, as further supplemented by the Second Supplemental Indenture, dated as of June 1, 2001, among the Tyco Capital Corporation (formerly known as The CIT Group, Inc.), a Nevada Corporation, CIT Holdings (NV) Inc. and the Trustee.

Agents:

                  AGENT                                     PRINCIPAL AMOUNT
                  Lehman Brothers Inc.                          $200,000,000
                  J.P. Morgan Securities Inc.                     20,000,000

                  TOTAL                                         $220,000,000